Exhibit 99.1

    CIPHERGEN REPORTS FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS AND
                          PROVIDES MILESTONES FOR 2007

                   - Conference Call Today at 9 a.m. Eastern -

    FREMONT, Calif., Feb. 23 /PRNewswire-FirstCall/ -- Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced financial results for its fourth quarter and year ended December 31, 2006.

    "In 2006, we successfully restructured and repositioned Ciphergen. With the completion of the sale of our research life sciences business, we are focused on leveraging our investment in proteomics and biomarkers to build a leading diagnostics company," said Gail S. Page President and Chief Executive Officer of Ciphergen. "We have three tests in validation and clinical studies, an excellent strategic partner in Quest Diagnostics Inc. that provides both financial and market resources, and a robust pipeline of potential novel diagnostics."

    "We enter 2007 well positioned to execute this strategy. Since the close of the Bio-Rad transaction, we have made significant progress in a number of areas. We have restructured our balance sheet, advanced our ovarian triage test into a prospective clinical trial for FDA submission, and moved two other diagnostic programs forward into development. Quest Diagnostics, our strategic partner for our ovarian diagnostic, also has accepted the peripheral arterial disease program as the second of three tests they have access to under our agreement," continued Page.

    Fourth Quarter and Year-end 2006 Financial Results

    On November 13, 2006, Ciphergen sold its life science research business to Bio-Rad Laboratories. Accordingly, the only revenue in the fourth quarter of 2006 was derived from sales of instruments and tools during the first 6 weeks of the quarter before the sale of the life science business was complete. The Company reported net revenue of $1.2 million in the fourth quarter of 2006, compared to $6.6 million in the fourth quarter of 2005.

    Total operating expenses for the fourth quarter of 2006 were $7.7 million compared to $12.9 million in the same period last year. Included in total operating expenses for the fourth quarter of 2005 was a $2.5 million goodwill impairment charge. The loss from continuing operations for the fourth quarter of 2006 was $0.1 million, compared to $9.9 million in the fourth quarter of 2005. Included in the loss from continuing operations for the fourth quarter of 2006 was a $6.9 million net gain on the sale of the life science research business to Bio-Rad. The net loss for the fourth quarter of 2006 was $1.9 million which included a $1.5 million loss on extinguishment of debt compared to $9.2 million for the same period in 2005. Basic and diluted net loss for the fourth quarter of 2006 was $0.05 per share compared to a basic and diluted net loss per share of $0.26 per share for the same period in 2005. The Company has 39.2 million shares outstanding as of December 31, 2006.

    Revenue for the full-year of 2006 was $18.2 million compared to $27.2 million for 2005. For the full-year of 2006, the net loss was $22.1 million or $0.61 per share, compared to $35.4 million or $1.10 per share in the same period in 2005.

    At December 31, 2006, the Company's cash and investments were $17.7 million, compared to $15.0 million at September 30, 2006 and $28.0 million at December 31, 2005. In addition, Ciphergen has $3.0 million remaining to draw from a loan facility from Quest Diagnostics, which indebtedness is forgivable upon accomplishment of certain milestones.

    Recent Accomplishments

    * Corporate Transformation

      - Completed the sale of the life science research business to Bio-Rad Laboratories. Ciphergen received $19 million from Bio-Rad, including a $3 million equity investment in Ciphergen. An additional $2.0 million is receivable upon the successful resolution of a patent matter and a final $2.0 million is in escrow and subject to potential claims.

      - Completed the exchange of its outstanding 4.50% Convertible Senior Notes due 2008 (Outstanding Notes). $27.5 million aggregate principal amount of Outstanding Notes were exchanged for $16.5 million of a new series of 7.00% Convertible Senior Notes due 2011 and $11.0 million of cash.

    * Ovarian Cancer Diagnostic Progress

      - Initiated a prospective clinical trial to evaluate its ovarian cancer triage test to differentiate women with ovarian cancer from women with benign pelvic masses.

      - Selected PrecisionMed, Inc., a contract research organization with expertise in the collection and management of human biological samples. PrecisionMed is supporting Ciphergen in its clinical trial for its ovarian tumor triage test.

      - Engaged Emergo Group, Inc. to help gain regulatory clearance of Ciphergen's ovarian test in various European countries.

      - Teamed with Mosaic Health Care Consultants to develop and implement reimbursement strategies and programs.

    * Other Diagnostic Programs

      - Quest Diagnostics accepted the second of its three tests from Ciphergen pursuant to the parties' existing strategic alliance agreement. In addition to the ovarian tumor triage test, Quest Diagnostics will assist Ciphergen in the development and commercialization of a blood-based assay for the detection of peripheral arterial disease (PAD).

      - Formed collaboration with Ohio State University Research Foundation to develop and clinically validate a diagnostic test to detect thrombotic thrombocytopenic purpura (TTP), a hematologic disease, which causes abnormal clotting and a decrease in platelets.

    2007 Milestones

    Over the next twelve months Ciphergen anticipates accomplishing the following milestones:

    * Complete the prospective clinical trial of its ovarian tumor triage test and submit the results to the U.S. Food and Drug Administration for clearance as the first test for use as an adjunct to other diagnostic methods to help physicians in the differential diagnosis of a persistent pelvic mass;

    * Continue to move the program in PAD forward through clinical validation studies; and,

    * Prepare for market launch of the TTP assay.

    Going forward the Company does not anticipate having revenue until its diagnostic tests are commercialized. Operating expenses are expected to be substantially reduced in 2007 given the reduction of employees to approximately 40 persons. Ciphergen estimates that cash used for operations in the first quarter of 2007 will be approximately $5.0 million. The Company expects operating expenses to continue to decrease.

    Conference Call

    A conference call and webcast will be held on today at 9:00 a.m. Eastern to discuss these results and provide an update on business developments. To access the live conference call via phone, dial (877) 325-7371 from the United States and Canada or (706) 634-0768 internationally. The conference ID is 21329140. Please dial-in approximately ten minutes prior to the start of the call. Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the Company's website at http://www.ciphergen.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

    A telephone replay will be available beginning approximately one hour after the call through February 27 and may be accessed by dialing (800) 633-8284 from the United States and Canada or (+1 402) 977-9140 internationally. The replay passcode is 21329140. An archived replay of the call will be available until the next quarterly call.

    About Ciphergen

    Ciphergen Biosystems, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Ciphergen, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women's health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Ciphergen can be found on the Web at http://www.ciphergen.com.

    Safe Harbor Statement

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding Ciphergen's expectations for the timing of completion of its ovarian tumor triage test clinical trial and the related submission to the U.S. Food and Drug Administration, its TTP and PAD program plans, expected decreases in operating expenses and projected cash usage in the first quarter of 2007. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that Ciphergen is unable to successfully utilize its resources and execute plans for its diagnostics business. Investors should consult Ciphergen's filings with the Securities and Exchange Commission, including its Form 10-Q filed November 20, 2006, for further information regarding these and other risks related to the Company's business.

    NOTE: Ciphergen is a registered trademark of Ciphergen Biosystems, Inc.

                           Ciphergen Biosystems, Inc.
            Unaudited Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                             Three Months            Twelve Months
                                          Ending December 31      Ending December 31
                                        ----------------------  ----------------------
                                           2006        2005        2006        2005
                                        ----------  ----------  ----------  ----------
Revenue                                 $    1,218  $    6,601  $   18,215  $   27,246

Cost of Revenue                                505       3,626       9,338      13,693

Gross Profit                                   713       2,975       8,877      13,553

Operating expenses:
  Research and development                   2,695       2,965      11,474      13,196
  Sales and marketing                        1,917       3,808      12,568      18,009
  General and administrative                 3,112       3,676      10,661      14,404
  Goodwill Impairment                            -       2,453           -       2,453
Total operating expenses                     7,724      12,902      34,703      48,062

  Gain on sale of life science
   research business                        (6,929)          -      (6,929)          -

Loss from continuing operations                (82)     (9,927)    (18,897)    (34,509)

Loss on extinguishment of debt              (1,481)          -      (1,481)          -
Interest and other income (expense),
 net                                          (327)       (399)     (1,536)     (1,871)

Loss from continuing operations
 before income taxes                        (1,890)    (10,326)    (21,914)    (36,380)
Income tax provision (benefit) from
 continuing operations                         (38)        (96)        152           7

Net loss from continuing operations         (1,852)    (10,230)    (22,066)    (36,387)

Gain from sale of discontinued
 operations, net of tax                          -       1,000           -         954

Net loss                                $   (1,852) $   (9,230) $  (22,066) $  (35,433)

Basic and diluted net loss per
 share                                  $    (0.05) $    (0.26) $    (0.61) $    (1.10)

Shares used in computing basic and
 diluted net loss per share                 37,718      35,961      36,465      32,321

                           Ciphergen Biosystems, Inc.
               Unaudited Condensed Consolidated Balance Sheets
                                 (in thousands)

                                         December 31,   December 31,
                                             2006         2005 (1)
                                         ------------   ------------
ASSETS
Currents assets:
   Cash and cash equivalents             $     17,711   $     25,738
   Short term investment                            -          2,240
   Accounts receivable                             29          5,828
   Inventory                                        -          5,594
   Prepaids and other current assets            2,300          1,746
      Total current assets                     20,040         41,146

Property, plant and equipment, net              2,260          7,320
Goodwill and other intangible assets,
 net                                                -          2,493
Other long term assets                            716          1,852
      Total assets                       $     23,016   $     52,811

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                      $      2,401   $      3,188
   Accrued liabilities                          4,601          6,298
   Current portion of deferred
    revenue                                        45          4,132
   Current portion of capital lease
    obligations                                     -             21
   Current portion of long term debt                -            377
      Total current liabilities                 7,047         14,016

Deferred revenue, net of current
 portion                                            -            508
Capital lease obligations, net of
 current portion                                    -             28
Long term debt owed to related party            7,083          2,500
Convertible senior notes, net of
 discount                                      18,427         28,586
Other long term liabilities                       360            650
      Total liabilities                        32,917         46,288

Stockholders equity:
   Common stock                                    39             36
   Additional paid in capital                 207,991        202,485
   Accumulated other comprehensive
    loss                                          (71)          (204)
   Accumulated deficit                       (217,860)      (195,794)
      Total stockholders' equity               (9,901)         6,523
      Total liabilities and
       stockholders' equity              $     23,016   $     52,811

(1) The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2005.

SOURCE  Ciphergen Biosystems, Inc.
    -0-                             02/23/2007
    /CONTACT: Ciphergen Biosystems, Inc., (toll-free) 1-888-864-3770, or +1-510-505-2100, or fax - +1-510-505-2101/
    /Web site:  http://www.ciphergen.com /